SUB-ITEM 77O:  Transactions effected pursuant to Rule 10f-3

Security purchased from: Merrill Lynch

Identity of the Underwriting  Syndicate's Members:

Underwriters: (a) Purchased from:  Merrill Lynch

(b) Affiliated Underwriter:  BMO Capital Markets
                             .80% of total offering

(c)	Other Syndicate Members
Mitsubishi UFJ Securities (HK) Capital Ltd.
BB&T Capital Markets
Deutsche Banc Alex Brown Inc.
First Horizon
Greenwich Capital Markets Inc.
HVB Capital Markets Inc.
KBC International Group
Lloyds TSB Bank PLC
NAB Capital Securities
Natexis Bleichroeder Inc.
Santander Investment S.A.


TERMS OF THE TRANSACTION


1.	Individual series name: Phoenix Insight Short/Intermediate
Bond Fund (n/k/a Virtus Short/Intermediate Bond Fund) (the "Fund")

2.	Identity of security  (issuer/issue): Merrill Lynch
Medium Term Notes Maturing
      4/25/13 Coupon 6.15% Fixed

3.	Date of purchase:	4/22/08 Settlement 4/25/08

4.	Terms: (a) price per share = 99.868
             (b) total amount of purchase = 1,250,000 Par Value
             (c) commission, spread, or underwriter profit:
                 Underwriting discount of .350%

5.	Size of Underwriting: 1,500,000,000 par value

6.	Percentage of issue purchased:  .08%

Information or Materials upon which the determination of rule 10f-3 was made

The Board of Trustees of the investment company/the Fund, including a majority of the Trustees who are not interested persons of the investment company/the Fund have procedures and a Rule 10f-3 Reporting Form in place which were relied upon by the Board in making its determination that all purchases made were effected in compliance with such procedures.